                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
         [ ]      Preliminary Proxy Statement
         [ ]      Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         [X]      Definitive Proxy Statement
         [ ]      Definitive Additional Materials
         [ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   NOONEY REAL PROPERTY INVESTORS--FOUR, L.P.
--------------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [ ]      No filing fee required.
         [X]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.
         (1)      Title of each class of securities to which transaction
                  applies:
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         (2)      Aggregate number of securities to which transactions applies:
--------------------------------------------------------------------------------
         (3)      Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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         (4)      Proposed maximum aggregate value of transaction: $3,952,000
--------------------------------------------------------------------------------
         (5)      Total fee paid: $791
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         [X]      Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)      Amount Previously Paid:
--------------------------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:
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         (3)      Filing Party:
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         (4)      Date Filed:
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


NOONEY REAL PROPERTY INVESTORS--FOUR, L.P.
500 North Broadway, Suite 1200
St.  Louis, Missouri 63102
                                                   December 11, 1998
Dear Limited Partner:

         You are cordially invited to attend a Special Meeting of Limited Partners (the "Special Meeting") of Nooney Real Property Investors-Four, L.P. (the "Partnership") to be held at 9:00 A.M. on January 21, 1999 at 500 North Broadway, Suite 1200, St. Louis, Missouri.

         At the Special Meeting, the Limited Partners will consider two related proposals. Proposal 1 consists of an amendment to Section 5.2 of the Partnership's Amended and Restated Agreement of Limited Partnership, dated April 7, 1982 (as amended and supplemented from time to time, the "Partnership Agreement"), which amendment (the "Amendment") is being proposed in order to permit the Partnership to enter into certain transactions with American Spectrum Realty Inc., a Maryland corporation or its assigns (the "Purchasing Affiliate"). The Purchasing Affiliate is an affiliate of Nooney Capital Corp., a Missouri corporation which serves as a General Partner of the Partnership (the "General Partner"). Proposal 2 would authorize the Partnership, pursuant to Section 5.2 of the Partnership Agreement, as amended in the manner described by Proposal 1, to sell (the "Sale") the Partnership's Woodhollow Apartments property ("Woodhollow") and the Partnership's Cobblestone Court Shopping Center property (Cobblestone") to the Purchasing Affiliate. The Sale would constitute the sale of substantially all of the Partnership's assets and would therefore result in the dissolution of the Partnership. Upon the dissolution of the Partnership, the General Partner is required to liquidate the Partnership and distribute the proceeds of such liquidation to, among others, the Limited Partners in accordance with the terms of the Partnership Agreement. THE GENERAL PARTNER WILL NOT RECEIVE ANY PROCEEDS FROM THE LIQUIDATION OF THE PARTNERSHIP OR ANY COMMISSIONS OR OTHER FEES IN CONNECTION WITH THE SALE.

         The materials accompanying this letter, which include a Notice of Special Meeting, a Proxy Statement relating to the actions to be taken by the Limited Partners at the Special Meeting and a Proxy card, discuss these proposals in greater detail.

         In accordance with the terms of the Partnership Agreement, the Partnership Agreement may be amended in the manner described in Proposal 1 by the affirmative vote of the Limited Partners whose combined Capital Contributions represent at least a majority of the total Capital Contributions of the Limited Partners. Similarly, if Proposal 1 is approved by the Limited Partners, the sale of Woodhollow and Cobblestone to the Purchasing Affiliate would require the affirmative vote of the Limited Partners whose combined Capital Contributions represent at least a majority of the total Capital Contributions of the Limited Partners. This means that Limited Partners holding at least $5,742,011 of the Capital Contributions of the Limited Partners must approve both the Amendment and the Sale before the Partnership can consummate the Sale and cause the dissolution of the Partnership. If both Proposals 1 and 2 are not approved by the requisite Limited Partners, the Partnership will not be able to consummate the Sale. In addition, even if Proposals 1 and 2 are approved by the requisite Limited Partners, there can be no assurance that the Partnership will consummate the Sale. In the event only Proposal 1 is approved, the Partnership will have the ability to sell Woodhollow or Cobblestone to an affiliate of a General Partner, but will not be able to undertake such a sale without prior approval by the Limited Partners.

         Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your Proxy or Proxies in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your Proxy or Proxies. It is important that your limited partnership units be represented and voted at the Special Meeting.

                           Sincerely,

                           NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
                           By:  Nooney Capital Corporation, General Partner

                           By:  /s/ William J. Carden
                              ---------------------------------------------
                                    William J. Carden, Chairman

NOONEY REAL PROPERTY INVESTORS--FOUR, L.P.
500 North Broadway, Suite 1200
St.  Louis, Missouri 63102

                  NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS
                           TO BE HELD JANUARY 21, 1999

To the Limited Partners of
Nooney Real Property Investors--Four, L.P.

           Notice is hereby given that a Special Meeting of Limited Partners (the "Special Meeting") of Nooney Real Property Investors--Four, L.P. (the "Partnership") will be held at 9:00 A.M. on January 21, 1999 at 500 North Broadway, Suite 1200, St. Louis, Missouri, for the following purposes:

     1. Approving an amendment (the "Amendment") to Section 5.2 of the Partnership's Amended and Restated Agreement of Limited Partnership dated April 7, 1982 (as amended and supplemented from time to time, the "Partnership Agreement"), which Amendment would amend the Partnership Agreement to permit, among other things, the Partnership to sell one or more of its properties to affiliates of the general partners of the Partnership under certain circumstances.

     2. Approving the sale (the "Sale") of the Woodhollow Apartments property and the Cobblestone Court Shopping Center property to American Spectrum Realty Inc., a Maryland corporation, or its assigns (the "Purchasing Affiliate"). The Purchasing Affiliate is an affiliate of Nooney Capital Corp., a Missouri corporation which is a general partner of the Partnership (the "General Partner"). The Sale would constitute the sale of substantially all of the assets of the Partnership and would therefore, in accordance with the terms of the Partnership Agreement, result in the dissolution of the Partnership.

The foregoing proposals are more particularly described in the accompanying Proxy Statement.

           Limited Partners of record at the close of business on October 30, 1998, have been provided with notice of the Special Meeting. Each Limited Partner owning interests in the Partnership on the date of the Special Meeting, or any continuance(s) or adjournment(s) thereof, shall be entitled to vote such interests at the Special Meeting.

           The affirmative vote of the Limited Partners whose combined Capital Contributions represent at least a majority of the total Capital Contributions of the Limited Partners is required for approval of each of Proposal 1 and Proposal 2. This means that Limited Partners holding at least $5,742,011 of the Capital Contributions of the Limited Partners must vote in favor of the Amendment and the Sale in order for the proposals related thereto to be deemed approved by the Limited Partners. Failure to vote will be considered a vote against the Amendment and the Sale.

           The General Partner has already approved the Amendment and the Sale.

Even if you plan to be present at the meeting, please fill in, date, sign and promptly mail the enclosed Proxy or Proxies in the enclosed postage pre-paid envelope to ensure that your units of limited partnership interest are represented at the Special Meeting. If you attend the Special Meeting, you may vote in person if you wish to do so even though you have previously sent in your Proxy or Proxies. Should you wish to change your Proxy or Proxies, you may revoke a Proxy by granting a subsequent Proxy to the General Partner or to a third party. Proxies which are received from parties which are no longer Limited Partners on the date of the Special Meeting, or any continuance(s) or adjournment(s) thereof, will be disregarded.
                                   By order of the General Partner

                                   NOONEY CAPITAL CORPORATION

                                   By: /s/  William J. Carden, Chairman
                                      ---------------------------------------
                                            William J. Carden, Chairman
December 11, 1998
St.  Louis, Missouri

NOONEY REAL PROPERTY INVESTORS--FOUR, L.P.
500 North Broadway, Suite 1200
St.  Louis, Missouri 63102

                                 PROXY STATEMENT

                       SPECIAL MEETING OF LIMITED PARTNERS
                           TO BE HELD JANUARY 21, 1999

         The enclosed Proxy (the "Proxy") is solicited on behalf of Nooney Real Property Investors--Four, L.P., a Missouri limited partnership (the "Partnership"), for use at the Special Meeting of Limited Partners (the "Special Meeting") to be held at 9:00 A.M. on January 21, 1999, at 500 North Broadway, St. Louis, Missouri, and at any continuance(s) or adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Limited Partners (the "Notice of Special Meeting"). This proxy statement (the "Proxy Statement") and the enclosed form of Proxy are being first mailed to Limited Partners on or about December 11, 1998. Capitalized terms used, but not defined, herein shall have the meaning assigned to such terms in the Partnership's Amended and Restated Agreement of Limited Partnership dated April 7, 1982 (as amended and supplemented from time to time, the "Partnership Agreement").

         The close of business on October 30 1998, has been fixed by Nooney Capital Corp., a Missouri corporation which is a general partner of the Partnership (the "General Partner," and together with the other general partners of the Partnership, the "General Partners") as the record date for the determination of Limited Partners entitled to receive notice of the Special Meeting. As of October 30, 1998, there were 1,136 Limited Partners who were record holders of units of limited partnership interest (the "Units") in the Partnership. Each Unit represents a $1,000 Capital Contribution to the Partnership.

         Each Limited Partner of record on the date of the Special Meeting, or any continuance(s) or adjournment(s) thereof, is entitled to one vote per Unit. All properly executed proxies in the accompanying form received prior to the Special Meeting will be voted in accordance with instructions given in the Proxy, except that proxies received from parties who do not own the number of Units specified on the Proxy on the date of the Special Meeting, or any continuance(s) or adjournment(s) thereof, will be disregarded to the extent, and only to the extent, that such Units are not owned by such party on the date of the Special Meeting. A Limited Partner may revoke his/her Proxy at any time before it is voted by delivering to the Partnership another Proxy bearing a later date, by submitting written notice to the Partnership of such revocation, or by appearing in person at the Meeting and casting a contrary vote.

         At the Special Meeting, two proposals will be considered. Proposal 1 ("Proposal 1") relates to an amendment (the "Amendment") to Section 5.2 of the Partnership Agreement. The Amendment would amend the Partnership Agreement to permit, among other things, the Partnership to sell one or more of the Partnership's properties to an affiliate of the General Partner under certain circumstances. Pursuant to Section 10.10(A) of the Partnership Agreement, the general partners of the Partnership, with the prior consent of the Limited Partners of record whose combined Capital Contributions represent at least a majority of the total Capital Contributions of the Limited Partners (the "Consent of the Limited Partners"), may amend the Partnership Agreement. Accordingly, Limited Partners holding at least $5,742,011 of the Capital Contributions of the Limited Partners are required to approve the Amendment in order for such Amendment to become effective.

         Proposal 2 ("Proposal 2") relates to the sale (the "Sale") of the Partnership's Woodhollow Apartments property ("Woodhollow") and Cobblestone Court Shopping Center property ("Cobblestone") to American Spectrum Realty Inc., a Maryland corporation, or its assigns (the "Purchasing Affiliate"). The principal executive offices of the Purchasing Affiliate are located at 2424 S.E. Bristol, Suite 200, Newport Beach, California 92660 and its telephone number is
(949) 225-7500.

         The Purchasing Affiliate is an affiliate of the General Partner. As described in more detail below under "INTERESTS OF CERTAIN PERSONS IN THE AMENDMENT AND THE SALE," CGS Real Estate Company, Inc., a Texas corporation ("CGS"), which owns all of the issued and outstanding capital stock of the Purchasing Affiliate, also owns all of the issued and outstanding capital stock of S-P Properties, Inc., a California corporation which owns a 75% interest in the General Partner. SN Alliance, Inc., the parent company of Stifel, Nicolaus & Company, Incorporated owns a 12.5% interest in the General Partner and Edward D. Jones & Co., L.P. owns the final 12.5% interest in the General Partner. CGS, through its wholly owned subsidiaries including the Purchasing Affiliate, manages over 25 million square feet of real property for third party owners, its own account and several public partnership programs where CGS or other of its affiliates acts as general partner.

         The Sale contemplated by Proposal 2 may only be consummated if both Proposals 1 and 2 are approved by the requisite Limited Partners. If Proposal 1 receives the Consent of the Limited Partners, the Partnership will be permitted, subject to the satisfaction of certain conditions (including the General Partner's receipt of the Consent of the Limited Partners to any such sale in accordance with Section 5.2(B)(iii) of the Partnership Agreement), to sell one or both of the Partnership's properties to the General Partner or an Affiliate of the General Partner. Accordingly, the Sale requires the Consent of the Limited Partners pursuant to Section 5.2(B)(iii). In addition, Limited Partners should note that the Sale will constitute the sale of substantially all of the assets of the Partnership. Section 5.2(B)(i) of the Partnership Agreement requires the Consent of the Limited Partners prior to the sale of all or substantially all of the Partnership's assets. As such, a vote in favor of Proposal 2 will also be a vote in favor of a sale of all or substantially all of the Partnership's assets for purposes of Section 5.2(B)(i) of the Partnership Agreement.

         MOREOVER, A SALE OF ALL OF THE PARTNERSHIP'S PROPERTIES CONSTITUTES AN EVENT OF DISSOLUTION PURSUANT TO SECTION 2.4 OF THE PARTNERSHIP AGREEMENT. THEREFORE, IF PROPOSAL 2 IS APPROVED BY THE REQUISITE LIMITED PARTNERS AND THE PARTNERSHIP CONSUMMATES THE SALE, THE PARTNERSHIP WILL DISSOLVE. UPON THE DISSOLUTION OF THE PARTNERSHIP, THE GENERAL PARTNER IS REQUIRED TO LIQUIDATE THE PARTNERSHIP AND DISTRIBUTE THE PROCEEDS OF SUCH LIQUIDATION TO, AMONG OTHERS, THE LIMITED PARTNERS IN ACCORDANCE WITH THE TERMS OF THE PARTNERSHIP AGREEMENT. THE GENERAL PARTNER WILL NOT RECEIVE ANY PROCEEDS FROM THE LIQUIDATION OF THE PARTNERSHIP OR ANY COMMISSION OR OTHER FEES IN CONNECTION WITH THE SALE.

         Limited Partners holding at least $5,742,011 of the Capital Contributions of the Limited Partners are required to approve the Sale in order for the Partnership to be authorized to consummate such Sale. Limited Partners should note, however, that even if Proposals 1 and 2 are approved by the requisite Limited Partners, there can be no assurance that the Partnership will consummate the Sale since the Sale is contingent upon a number of items which are beyond the control of the Partnership. See "DESCRIPTION OF THE SALE-Terms of the Sale-Conditions to Closing."

         Proxies marked "withhold authority" with respect to Proposals 1 and/or 2 will have the same effect as if the Units represented thereby were voted against the Amendment and/or against the Sale. Furthermore, because the actions undertaken at the Special Meeting require the Consent of the Limited Partners, rather than a percentage of Units represented, Units not represented at the Special Meeting will have the same effect as Units voted against the Amendment and against the Sale. You may revoke a proxy by granting a subsequent proxy. The subsequent proxy may either be granted to the General Partner or to a third party.

         The Partnership will pay all costs of preparing and soliciting Proxies for the Special Meeting. In addition to solicitation by mail, the Partnership may solicit Proxies from Limited Partners personally or by telephone. The Partnership also has retained Mackenzie Partners, Inc. to assist in soliciting Proxies for a fee of approximately $10,000, plus reasonable expenses and costs. The Partnership also will reimburse brokerage firms, banks and other nominees for their reasonable costs incurred in forwarding Proxy materials for Units held of record by them to the beneficial owners of such Units.

                                   PROPOSAL 1

                 PROPOSAL TO APPROVE AN AMENDMENT TO SECTION 5.2
                          OF THE PARTNERSHIP AGREEMENT

         Section 5.2(D)(ii) of the Partnership Agreement prohibits the Partnership from selling any of its properties to the General Partners or affiliates of the General Partners. For purposes of the Partnership Agreement, an affiliate ("Affiliate") means (i) any individual, partnership, corporation, trust or other entity ("Person") directly or indirectly controlling, controlled by or under common control with another Person, (ii) any Person owning or controlling ten percent or more of the outstanding voting securities of such other Person, (iii) any officer, director or partners of such Person, and (iv) if such other Person is an officer, director or partner, any company of which such Person acts in any such capacity. The Purchasing Affiliate is an Affiliate of the General Partner for purposes of the Partnership Agreement. Therefore, in order to consummate the Sale, the Partnership Agreement must be amended to permit the sale of one or more of the Partnership's properties to an Affiliate of the General Partner under certain circumstances.

THE PROPOSED AMENDMENT

         For the reasons specified below, the General Partner proposes that
Section 5.2 of the Partnership Agreement be amended to permit the Partnership to sell one or more of its properties to the General Partner or an Affiliate of the General Partner provided that (i) the gross sales price for any such property is no less than the fair market value of the property as determined by an independent third party appraiser (where the "gross sales price" is the sales price for the property prior to any reduction for the reasonable costs and expenses of the Partnership in connection with the sale, which costs and expenses may include the reimbursement by the Partnership of up to a maximum of $50,000 of costs and expenses incurred by the purchaser of any such property for matters such as title work, survey, escrow fees, environmental and engineering studies and other due diligence expenses) and (ii) the Consent of the Limited Partners is obtained prior to any such proposed sale. Section 5.2, if amended as described herein, would read as set forth in Exhibit A attached hereto. Please note that the version of Section 5.2 set forth in Exhibit A shows the proposed additions to Section 5.2 as double underlined and the proposed deletions as struck through.

REASONS FOR THE AMENDMENT

         The General Partner believes it would be in the best interest of the Limited Partners and the Partnership to amend Section 5.2 of the Partnership Agreement in the manner described above and set forth on Exhibit A. This belief is based on the following factors:

                - THE SALE OF WOODHOLLOW AND COBBLESTONE BY THE PARTNERSHIP TO THE PURCHASING AFFILIATE WOULD NOT BE PERMITTED WITHOUT SUCH AN AMENDMENT TO THE PARTNERSHIP AGREEMENT.

                - BASED ON THE FACTORS DESCRIBED UNDER THE HEADING "PROPOSAL 2-BACKGROUND AND REASONS FOR THE SALE" BEGINNING ON PAGE 5 OF THIS PROXY STATEMENT, THE GENERAL PARTNER BELIEVES THAT THE SALE OF WOODHOLLOW AND COBBLESTONE TO THE PURCHASING AFFILIATE IS IN THE BEST INTERESTS OF THE LIMITED PARTNERS.

                - CONSUMMATION OF THE SALE WOULD RESULT IN THE DISSOLUTION OF THE PARTNERSHIP AND REQUIRE THE GENERAL PARTNER TO LIQUIDATE THE PARTNERSHIP AND DISTRIBUTE THE PROCEEDS THEREFROM TO THE LIMITED PARTNERS AS A RETURN OF CAPITAL.

THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ABOVE DESCRIBED AMENDMENT TO
SECTION 5.2 OF THE PARTNERSHIP AGREEMENT ON THE ENCLOSED PROXY CARD.

                                   PROPOSAL 2

        PROPOSAL TO APPROVE THE SALE OF WOODHOLLOW AND COBBLESTONE TO AN
                        AFFILIATE OF THE GENERAL PARTNER

         Section 5.2(B)(iii) of the Partnership Agreement, if amended in the manner set forth in Proposal 1 hereof, would permit the Partnership to sell one or more of its properties to the General Partner or to an Affiliate of the General Partner, provided that (i) the Consent of the Limited Partners is obtained prior to any such sale and (ii) the gross sales price for any such property is no less than the fair market value of the property as determined by an independent third party appraiser (where the "gross sales price" is the sales price for the property prior to any reduction for the reasonable costs and expenses of the Partnership in connection with the sale, which costs and expenses may include the reimbursement by the Partnership of up to a maximum of $50,000 of costs and expenses incurred by the purchaser of any such property for matters such as title work, survey, escrow fees, environmental and engineering studies and other due diligence expenses). In connection with such Amendment, the General Partner requests approval of a proposal to authorize the Partnership to sell Cobblestone and Woodhollow to the Purchasing Affiliate.

         As described below, the Partnership and the Purchasing Affiliate have entered into (i) a Sales Contract dated as of November 13, 1998 that contemplates the sale of Cobblestone to the Purchasing Affiliate (the "Cobblestone Purchase Agreement") and (ii) a Sales Contract dated as of November 13, 1998 that contemplates the sale of Woodhollow to the Purchasing Affiliate (the "Woodhollow Purchase Agreement" and together with the Cobblestone Purchase Agreement, the "Purchase Agreements"). The Sale is contingent on, among other things, the approval of the Amendment described in Proposal 1 hereof and the approval of the Sale described in this Proposal 2. The terms of the Purchase Agreements are described in detail below. However, Limited Partners should note that even if the Limited Partners approve both the Amendment and the Sale, there can be no assurance that the Partnership will actually sell Woodhollow or Cobblestone to the Purchasing Affiliate due to the contingent nature of the Sale.

         In addition, Limited Partners should note that Section 5.2(B)(i) of the Partnership Agreement provides that the General Partner shall not sell all or substantially all of the assets of the Partnership without receiving the Consent of the Limited Partners. Substantially all of the Partnership's assets is defined as either (i) sixty-six and two-thirds percent (66 2/3) or more in number of the properties then owned by the Partnership or (ii) a property or properties representing sixty-six and two-thirds percent (66 2/3) or more of the net book value of all Partnership properties as of the end of the most recent calendar quarter. The Sale will constitute the sale of substantially all of the assets of the Partnership. Accordingly, a vote in favor of Proposal 2 shall also be deemed a vote in favor of a sale or all or substantially all of the Partnership's assets in accordance with Section 5.2(B)(i) of the Partnership Agreement.

         MOREOVER, LIMITED PARTNERS SHOULD NOTE THAT A SALE OF ALL OF THE PARTNERSHIP'S PROPERTIES CONSTITUTES AN EVENT OF DISSOLUTION PURSUANT TO SECTION
2.4 OF THE PARTNERSHIP AGREEMENT. THEREFORE, IF PROPOSAL 2 IS APPROVED BY THE REQUISITE LIMITED PARTNERS AND THE PARTNERSHIP CONSUMMATES THE SALE, THE PARTNERSHIP WILL DISSOLVE. UPON THE DISSOLUTION OF THE PARTNERSHIP, THE GENERAL PARTNER IS REQUIRED TO LIQUIDATE THE PARTNERSHIP AND DISTRIBUTE THE PROCEEDS OF SUCH LIQUIDATION TO, AMONG OTHERS, THE LIMITED PARTNERS IN ACCORDANCE WITH THE TERMS OF THE PARTNERSHIP AGREEMENT. THE GENERAL PARTNER WILL NOT RECEIVE ANY PROCEEDS FROM THE LIQUIDATION OF THE PARTNERSHIP OR ANY COMMISSION OR OTHER FEES IN CONNECTION WITH THE SALE.

BACKGROUND OF THE PARTNERSHIP

         The Partnership was formed under the Missouri Uniform Limited Partnership Law on February 9, 1982, to invest, on a leveraged basis, in income-producing real properties such as shopping centers, office buildings, apartment complexes, office/warehouses and other commercial properties. The Partnership is intended to be self-liquidating and proceeds, if any, from the sale or refinancing of the Partnership's real property investments are not to be invested in new properties but are to be distributed to the Limited Partners and General Partners in accordance with the terms of the Partnership Agreement or, at the discretion of the General Partner, applied to capital improvements to, or the payment of indebtedness with respect to, existing properties, the payment of other expenses or the establishment of reserves. The Partnership's principal executive offices are located at 500 North Broadway, St. Louis, Missouri 63102, and its telephone number is (314) 206-4600.

         The Partnership has invested in a number of real properties over the years. However, by the early 1990s, the Partnership had disposed of most of its properties, keeping only two: Cobblestone and Woodhollow (collectively, the "Properties").

         The Partnership purchased the Cobblestone Court Shopping Center on February 16, 1982. Cobblestone is a shopping center located at 14150 Nicollet Avenue South in Burnsville, Minnesota, a suburb of Minneapolis, on an 11-acre site which provides paved parking for 605 cars. The shopping center, which contains approximately 98,000 net rentable square feet, was constructed in l980 of brick and concrete with a wood facade covering a portion of an enclosed pedestrian walkway.

         The Woodhollow Apartments property, which the Partnership purchased on July 28, l982, is a 402-unit garden apartment complex located on Dorsett Road in west St. Louis County, Missouri. The complex, which was constructed in phases in l971 and l972, consists of 17 buildings containing one, two and three bedroom apartments. The complex is located on a 26 acre site which provides paved parking for 707 cars.

BACKGROUND AND REASONS FOR THE SALE

         The General Partner has considered the appropriate course of action to take with regard to the Properties. The General Partner has decided that the most prudent course of action for the Partnership is to sell the Properties to the Purchasing Affiliate and to use the proceeds to make a return of capital to the Limited Partners. The General Partner's decision has been based on the following factors:

         1. THE PURCHASING AFFILIATE IS WILLING TO PURCHASE BOTH OF THE PROPERTIES FROM THE PARTNERSHIP FOR THEIR RESPECTIVE APPRAISED FAIR MARKET VALUES LESS CERTAIN EXPENSES.

         In early 1998, affiliates of the Purchasing Affiliate expressed an interest in acquiring the Properties from the Partnership. After some initial discussions between the General Partner and these affiliates of the Purchasing Affiliate, the parties agreed in the Spring of 1998 to hire independent third party appraisers to ascertain the fair market value of the Properties.

         Accordingly, in the Spring of 1998, the General Partner hired CB Richard Ellis, Inc. Appraisal Services, an independent real estate appraisal firm based in California, with a local office in St. Louis, Missouri, to provide the General Partner with an appraisal of Woodhollow for a fee of $6,500. Douglas
A. Zink, MAI-CCIM, was the appraiser assigned to the job. Mr. Zink was selected based on his experience and expertise in evaluating commercial real estate, in particular, residential apartment communities in the St. Louis area. From January 1, 1995 through September 19, 1997, Mr. Zink was employed as an appraiser with Nooney Krombach Company, which was the property manager for the Partnership. CB Richard Ellis, Inc. Appraisal Services determined that the fair market value of Woodhollow was $14,600,000 after deducting $880,000 for needed capital improvements.

         Also in the Spring of 1998, the General Partner retained the firm of Newcombe & Hansen Appraisals, Inc. of Minneapolis, Minnesota, to perform an appraisal of Cobblestone for a fee of $3,500. The property was appraised by Larry A. Hempler, SRA, and Berge Hansen, MAI. Mr. Hempler and Mr. Hansen were selected based on their experience and expertise in evaluating commercial real estate, in particular, retail properties in the

Minneapolis area. Newcombe & Hansen Appraisals, Inc. determined that the fair market value of the Cobblestone was $3,400,000.

         The analysis, opinions and conclusions in the appraisal reports were prepared in conformance with the Uniform Standards of Professional Appraisal practice (USPAP), the Requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute, the Financial Institutions Reform, Recovery, Enforcement Act of 1989 (FIRREA) and Title XI Regulations.

         The appraisers were given no special appraisal instructions. The market value of the Properties was determined using the traditional real estate valuation methods of cost, sales comparison, income capitalization and discounted cash flow analysis. Each of the appraisals is available for inspection at the Partnership's principal executive offices during regular business hours by an interested Limited Partner or his representative designated in writing.

         The Purchasing Affiliate has agreed to purchase the Properties from the Partnership for an aggregate sales price of $18,000,000 plus any capital expenditures (not to exceed $880,000) made at Woodhollow from the date of the appraisal to the date of closing in accordance with the schedule of needed capital improvements contained in the Woodhollow appraisal (subject to the reimbursement of certain expenses of the Purchasing Affiliate by the Partnership) and on the other terms and conditions contained in the Purchase Agreements, including a condition in each of the Purchase Agreements which requires the Partnership to sell the Purchasing Affiliate both Properties at the same time. See "DESCRIPTION OF THE SALE-Terms of the Sale-Conditions to Closing." In light of the determination of the appraisers that the aggregate fair market value of the Properties is $18,000,000, the General Partner believes that an aggregate sales price of $18,000,000 (increased by the capital expenditures, if any, referred to above) is a fair price for the Properties.

         The General Partner believes it is necessary to continue the above mentioned capital expenditure program because of the possibility that the transaction proposed herein will not be completed.

         2. THE GENERAL PARTNER BELIEVES THAT THE PARTNERSHIP IS UNABLE TO BORROW SUFFICIENT FUNDS FOR THE PURPOSE OF MAKING CERTAIN CAPITAL IMPROVEMENTS TO COBBLESTONE WHICH THE GENERAL PARTNER BELIEVES ARE NECESSARY TO LEASE THE UNOCCUPIED SPACE AT THE SHOPPING CENTER IN A TIMELY FASHION.

         Cobblestone's occupancy rate has significantly declined over the past several years, going from a 92% occupancy rate in December 1995 to a current occupancy rate of 63%. The General Partner believes that Cobblestone needs to be substantially renovated and updated in order to attract and retain sufficient retail tenants to make the shopping center an attractive real estate investment. The General Partner believes that the necessary renovations at Cobblestone would include a reconfiguration of the shopping center so that shopping center customers would have direct access to the retail tenants from the shopping center's parking lot. Currently, access to the retail tenants of the shopping center is through an enclosed pedestrian walkway. In addition, the General Partner believes that the size of the shopping center's unoccupied store units need to be increased in order to attract the proper tenant mix at the shopping center. The General Partner's beliefs regarding the type of renovations that are necessary are based in part upon the views expressed by potential tenants to the General Partner and/or its leasing broker in connection with their efforts to lease the shopping center's unoccupied space.

         As a result of the declining occupancy rates at Cobblestone as described above, the need for the Partnership to make certain repairs to the shopping center's roof in 1997 and the inability of the Partnership (because of certain restrictions contained in loan documents related to the Woodhollow property described below) to use certain cash flows from Woodhollow for Cobblestone purposes, the Partnership was delinquent in paying Cobblestone's real estate taxes due in 1997. The Partnership did not pay the final installment of the these taxes until March 1998. The Partnership did not timely pay the first installment of Cobblestone's real estate taxes, in the amount of $138,540, that were due in May 1998. In October 1998, the Partnership paid $155,165 as payment in full for the taxes, penalties and interest due for the first installment. The second installment of Cobblestone's real estate taxes in the amount of $138,540 was due in October 1998. On November 30, 1998, the Partnership used a portion of the proceeds from the Credit Facility to pay $149,623 as payment in full for the taxes, penalties and interest due for the second installment.

         The Partnership's failure to pay these real estate taxes as and when they became due and payable constituted a default under a mortgage loan which the Partnership has with NationsBank, N.A. (the "Lender"). The Lender had a first priority mortgage on Cobblestone and a second priority mortgage on Woodhollow. These mortgages secured indebtedness of the Partnership to the Lender of approximately $4,607,000. The first priority mortgage on Woodhollow was held by Metropolitan Life Insurance Company ("Metropolitan Life") and secured the Partnership's indebtedness to Metropolitan Life of approximately $8,397,000.

         As a result of the delinquent real estate taxes at Cobblestone and the Partnership's general cash flow problems caused by the declining Cobblestone occupancy rates, the Partnership recently completed a refinancing of the Properties with the Lender by obtaining a credit facility from the Lender in an aggregate principal amount of $14,000,000 (the "Credit Facility"). This refinancing was effective as of November 30, 1998. In connection with the refinancing, the Partnership paid in full its existing indebtedness to Metropolitan Life and the Lender and paid the delinquent real estate taxes on the Cobblestone property. The remaining proceeds under the Credit Facility will be used by the Partnership to complete a previously undertaken capital improvement program at Woodhollow, for general working capital purposes and to begin preparing architectural and engineering plans with respect to the renovations at Cobblestone described above. The Partnership currently has approximately $13,500,465 outstanding under the Credit Facility.

         As described above, the renovations which the General Partner believes are necessary at Cobblestone are substantial. These renovations will likely require significant additional capital. In addition, the General Partner believes that these renovations should be done in the near future in order to retain the existing tenant base and to permit Cobblestone to be effectively marketed in the near future.

         Because the Partnership does not have sufficient funds available to it under the Credit Facility to undertake and complete these renovations and because the General Partner does not believe that the Partnership could obtain substitute financing in a timely fashion, the General Partner believes that a sale of Cobblestone to the Purchasing Affiliate at this time is prudent.

         3. THE TERMS OF THE PARTNERSHIP'S FINANCING ARRANGEMENTS ARE SUCH THAT THE GENERAL PARTNER BELIEVES THAT THE PARTNERSHIP MUST SELL BOTH PROPERTIES AT THE SAME TIME IF THE PARTNERSHIP IS GOING TO SELL EITHER OF THE PROPERTIES.

         The deeds of trust which secure the Credit Facility contain provisions which do not require the Lender to release its respective liens against the Properties until the Credit Facility has been paid in full by the Partnership. In effect, this means that in order for the Partnership to sell either one or both of the Properties, it must obtain net proceeds from such sale in an amount which is sufficient to permit the Partnership to pay off the Credit Facility in full. Such provisions were required by the Lender in the deeds of trust (they were required because the Lender wanted to ensure that it would not be in a position where its only remaining collateral for its loan was Cobblestone). In light of the fact that Cobblestone was appraised to have a fair market value of $3,400,000, the General Partner does not believe that it can sell Cobblestone by itself for sufficient consideration to pay off the Credit Facility.

         The General Partner does believe, however, in light of the fact that Woodhollow was appraised to have a fair market value of $14,600,000 after deducting $880,000 for needed capital improvements and that the Purchasing Affiliate has agreed to purchase such Property for an aggregate sales price of $14,600,000 (increased by the capital expenditures, if any, referred to above), that it can sell Woodhollow by itself for an amount sufficient to allow it to pay off the Credit Facility in full.

         However, in light of the discussion under item number 2 above, the General Partner does not believe that it would be in the best interests of the Partnership and the Limited Partners to sell Woodhollow without also selling Cobblestone. The Partnership cannot be liquidated unless and until both Woodhollow and Cobblestone are sold.

         As a result of the foregoing, the General Partner believes that the Partnership must sell both Properties at the same time if the Partnership is going to sell either of the Properties.

         4. CONSUMMATION OF THE SALE WOULD RESULT IN THE DISSOLUTION OF THE PARTNERSHIP AND REQUIRE THE GENERAL PARTNER TO LIQUIDATE THE PARTNERSHIP AND DISTRIBUTE THE PROCEEDS THEREFROM TO THE LIMITED PARTNERS AS A RETURN OF CAPITAL.

         The General Partner estimates that an aggregate of approximately $3,952,000, or approximately $292 per Unit, of the aggregate sales proceeds will be available for distribution to the Limited Partners following the application of customary adjustments and prorations to the gross sales price, the payment of customary closing costs in connections with the Sale and the payoff of the existing mortgages on the Properties. The following table shows the expected net proceeds from the Sale, the application of certain of the proceeds to the anticipated closing costs and the disposition of the proceeds of the Sale.

                  PURCHASE PRICE:
                           Woodhollow                                            $14,600,000
                               Estimated capital additions
                               prior to sale                                         552,000
                           Cobblestone                                             3,400,000
                           Total                                                                      $18,552,000

                  LESS:

                           Outstanding debt at time of sale (estimated)                                13,800,000

                  LESS:

                           Sales Cost (estimated)
                                    Proxy solicitation cost                          100,000
                                    General closing cost (including legal)            50,000
                                    Closing adjustments                              350,000
                                                                                 -----------
                           Total                                                                          500,000

                  LESS:    Reserve for outstanding accounts payable,
                           including management fees and liquidation expense     s                        300,000
                                                                                                      -----------

                  ESTIMATED NET PROCEEDS TO THE PARTNERSHIP                                           $ 3,952,000

                  NUMBER OF UNITS                                                                          13,529

                  ESTIMATED DISTRIBUTION PER UNIT                                                            $292

         BY SELLING TO THE PURCHASING AFFILIATE, NO REAL ESTATE SALES COMMISSIONS (WHICH, AT 3% OF GROSS SALES PRICE, WOULD BE APPROXIMATELY $556,000) WILL BE PAID IN CONNECTION WITH THE SALE OF THE PROPERTIES; THIS ENABLES THE PARTNERSHIP TO DISTRIBUTE MORE FUNDS TO THE LIMITED PARTNERS.

         5. UPON A DISSOLUTION OF THE PARTNERSHIP, LIMITED PARTNERS WILL NO LONGER BE REQUIRED TO MAKE ANY SPECIAL PROVISION FOR THEIR INTEREST IN THE PARTNERSHIP IN CONNECTION WITH THEIR INCOME TAX RETURNS.

         The Sale of the Properties and the dissolution of the Partnership will mean that the Limited Partners will no longer receive Schedule K-1s with respect to their interests in the Partnership. Each of the Limited Partners will receive a Schedule K-1 for 1998 and for 1999, but, if the Sale takes place and the Partnership is dissolved prior to November 30, 1999 (if the Amendment and the Sale is approved by the Limited Partners and the other conditions to the Sale have been satisfied, the Sale is expected to close in early 1999 and dissolve immediately thereafter), the Limited Partners will not receive any Schedule K-1s from the Partnership for any years subsequent to 1999. This means that the Limited Partners will no longer have to deal with the special provisions of the Internal Revenue Code of 1986, as amended, as a result of their interest in the Partnership.

         6. PAST EFFORTS TO SELL THE COBBLESTONE HAVE BEEN UNSUCCESSFUL; REASONS FOR PURSUING THE SALE TO THE PURCHASING AFFILIATE.

         Efforts to Sell Cobblestone. The General Partner has unsuccessfully marketed Cobblestone for sale in the past. In early 1996, the Partnership entered into a contract with a third party for the sale of Cobblestone for a gross sales price of $5,600,000. This contract was later terminated by the potential purchaser after it conducted due diligence investigations on Cobblestone. Furthermore, in late 1996, the Partnership entered into a letter of intent with a different third party for the sale of Cobblestone for a gross sales price of $4,400,000, which the parties later agreed to lower to $4,000,000. After conducting its due diligence investigation of Cobblestone, this prospective purchaser also elected not to purchase Cobblestone. The inability to sell Cobblestone is due to the major renovation and re-tenanting needed to make the property a viable investment. The General Partner estimates that the needed renovations and releasing would cost approximately $2,000,000.

         Reasons for Proposed Sale. The General Partner has considered the available methods for selling the Properties, including selling the Properties separately to unaffiliated third parties. The General Partner has determined that the real estate commissions associated with a sale to an unaffiliated third party are typically a minimum of three percent of the sale price, which, assuming sales at the current appraised values, would significantly reduce the amount of net proceeds available for a distribution to the Limited Partners, as compared to the proposed distribution resulting from the Sale to the Purchasing Affiliate. As discussed in the preceding paragraph and in Section 2, the General Partner has not been able to close a sale on Cobblestone due to the needed improvements. While it may be possible to sell Woodhollow to an unaffiliated third party in a reasonable period of time, the Partnership would be left with the net proceeds from such a sale and the Cobblestone property. The General Partner estimates that the sale of Woodhollow would generate less that half of the funds necessary to make the needed renovations and releasings at Cobblestone. This would place the Partnership is the undesirable position of owning a single property that needs substantial improvements to become a viable investment without having a revenue stream to fund such improvements. For these reasons, the General Partner believes the only reasonable method of selling the properties separately would be to renovate and sell Cobblestone before selling Woodhollow. The General Partner estimates that funding the renovations to Cobblestone with the cash flow from Woodhollow (which would require prior approval from NationsBank) would take at least two years. Furthermore, the General Partner estimates it would take at least one year from the date of listing Cobblestone, and six months from the date of listing Woodhollow, to find a purchaser and to close the respective sales. Due to the estimated time needed to sell the Properties to an unaffiliated third party and the increased costs associated with third party transactions, the General Partner believes that the proposed Sale of the Properties to the Purchasing Affiliate is prudent.

THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE PROPOSAL TO AUTHORIZE THE PARTNERSHIP TO SELL WOODHOLLOW AND COBBLESTONE TO THE PURCHASING AFFILIATE ON THE ENCLOSED PROXY CARD.

                             DESCRIPTION OF THE SALE

TERMS OF THE SALE

         Introduction. Pursuant to the Cobblestone Purchase Agreement, the Partnership agreed to sell and the Purchasing Affiliate agreed to purchase Cobblestone from the Partnership for an aggregate sales price of $3,400,000, subject to, among other things, the approval of the Amendment and the Sale by the Limited Partners and the simultaneous closing of the transactions contemplated by the Woodhollow Purchase Agreement. Similarly, pursuant to the Woodhollow Purchase Agreement, the Partnership agreed to sell and the Purchasing Affiliate agreed to purchase Woodhollow from the Partnership for an aggregate sales price of $14,600,000, plus the amount of capital, up to $880,000, paid by the Partnership for certain needed capital expenditures listed in the Woodhollow appraisal from the date of the appraisal to the closing date of the Woodhollow Purchase Agreement, subject to, among other things, the approval of the Amendment and the Sale by the Limited Partners and the simultaneous closing of the transactions contemplated by the Cobblestone Purchase Agreement.

         The material terms of the Purchase Agreements are described below. The description is only a summary of the Purchase Agreements and is qualified in its entirety by reference to the Purchase Agreements. Limited Partners or any Limited Partner representative designated as such in writing may review the Purchase Agreements during regular business hours at the office of the Partnership at 500 North Broadway, St. Louis, Missouri 63102.

         Closing. The Purchase Agreements provide that possession of the Properties shall be delivered by the Partnership to the Purchasing Affiliate at the closing (the "Closing") subject to the rights of the existing tenants at the Properties. The "Closing Date" under each of the Purchase Agreements shall be a date designated by the Purchasing Affiliate in written notice to the Partnership waiving any final contingencies set forth in the respective

Purchase Agreement, which date must be no earlier than ten (10) days from date of said notice and no later than thirty (30) days from the date of said notice. Under each of the Purchase Agreements, the Purchasing Affiliate has the right, at its option, to extend the Closing Date for two additional periods of thirty
(30) days each upon giving to the Partnership written notice of each such extension, at least five (5) days prior to the previously scheduled Closing Date, each of which notices in order to be valid and effective, must be accompanied by an additional nonrefundable earnest money deposit to the title company in the amount of $50,000.

         Certain Closing Adjustments. The Purchase Agreements provide that any delinquent rents, common area payments or real estate tax or insurance payments will not be prorated at Closing, but if collected by the Purchasing Affiliate will be paid to the Partnership when received by the Purchasing Affiliate. Under the Purchase Agreements, all amounts collected by the Purchasing Affiliate from tenants in accordance with the foregoing shall first be applied to all amounts due and payable with respect to the period from and after the Closing. Any excess shall then be promptly paid to the Partnership to the extent of any delinquent amounts due the Partnership from tenants. The Purchase Agreements permit the Partnership to bring action against the tenants in question for any such delinquencies provided the Partnership shall have no right to commence any eviction action against any tenant without the Purchasing Affiliates prior written consent. The Purchase Agreements also provide that all security deposits paid by tenants under leases affecting the Properties shall be paid by the Partnership to the Purchasing Affiliate at Closing. In addition, at Closing and only on condition that Closing is actually consummated, the Partnership has agreed in each of the Purchase Agreements to reimburse the Purchasing Affiliate for the costs of an Owner's Policy of Title Insurance, a Mortgagee's Policy of Title Insurance, an ALTA Survey of the subject property, title company closing and escrow fees, environmental and engineering studies, tests and reports with respect to the subject property, other reasonable expense of the Purchasing Affiliate's due diligence exclusive of legal expense and the cost of the Purchasing Affiliate's employees and officers, said reimbursement not to exceed the sum of $50,000 in the aggregate under each of the Purchase Agreements (i.e., a total potential reimbursement of $100,000 under the Purchase Agreements).

         Earnest Money Deposits. Upon fulfillment or waiver of the contingencies specified in the Purchase Agreements, Purchaser will deposit with the title company nonrefundable earnest money in the amount of $150,000 with respect to Cobblestone and $250,000 with respect to Woodhollow, in each case, in an interest bearing account with interest to be paid to the Purchasing Affiliate prior to Closing. If the sale under the respective Purchase Agreement is closed, the earnest money will be applied to the purchase price. If the sale under the respective Purchase Agreement is not closed at the fault of the Purchasing Affiliate, the earnest money will be paid over to the Partnership as liquidated damages because the parties have stipulated and agreed that actual damages would be very difficult to ascertain. If the Partnership fails or refuses to close under a Purchase Agreement, the Purchasing Affiliate will be entitled to have all nonrefundable earnest money returned to the Purchasing Affiliate, and the Purchasing Affiliate will be entitled to terminate the applicable Purchase Agreement or to specific performance of the Purchase Agreement but not to any damages. The Partnership is not be entitled to specific performance or to any remedy at law or in equity for breach of the applicable Purchase Agreement other than the aforesaid liquidated damages.

         Conditions to Closing. The obligation of the Partnership and the Purchasing Affiliate to close under each of the Purchase Agreements is contingent upon compliance with certain conditions and the occurrence of certain events. If, for any reason, the consent of the Limited Partners to the Sale has not been obtained by February 11, 1999, either party may, at any time thereafter, terminate the Purchase Agreement by giving written notice of termination to the other party. In addition, the Partnership's obligation to close under the each of the Purchase Agreements is contingent upon a simultaneous closing occurring under the other Purchase Agreement. Moreover, the obligation of the Purchasing Affiliate to close under each of the Purchase Agreement is contingent upon compliance with certain conditions and the occurrence of certain events on or before the date which is 60 days after the date on which the Purchasing Affiliate receives written notice from the Partnership of the approval of the Limited Partners of the Amendment and the Sale (the "Approval Date"). In the event that on or before the Approval Date, there has not been compliance with any of the such conditions or any of the specified events have not occurred, then the Purchasing Affiliate may, at its option, terminate the respective Purchase Agreement or waive the unfulfilled contingencies. Such conditions or events include the following: (a) the Purchasing Affiliate shall have obtained, a commitment for an ALTA Form B Owner's policy of title insurance on the applicable property with exception only for such items as are satisfactory to the Purchasing Affiliate; (b) the Purchasing Affiliate shall have received a survey and physical inspection report for the applicable property which are satisfactory to the Purchasing Affiliate; (c) the Purchasing Affiliate shall have obtained written environmental reports, satisfactory to the Purchasing Affiliate, confirming that the applicable property and adjacent properties are free of all hazardous materials which might cause the applicable property to be in violation of any applicable environmental laws or governmental regulations;
(d) the Purchasing Affiliate shall have reviewed and approved of all existing leases and financial information provided by the Partnership with respect to the Properties; (e) the Purchasing Affiliate shall have reviewed and approved of all maintenance, service agreements and other contracts affecting the applicable property; (f) the Purchasing Affiliate shall have received evidence satisfactory to the Purchasing Affiliate that the applicable property is constructed and operated in accordance with all applicable zoning, building code and other similar laws and ordinances; and (g) the Purchasing Affiliate shall have obtained permission from NationsBank, N.A. to take title to the Properties subject to the first lien financing. The obligation of the Purchasing Affiliate to close under each of the Purchase Agreements is also expressly conditioned upon there having occurred no material adverse change between the date of the Purchasing Affiliate's notice waiving the contingencies described in (a) and (c) above and the date of the Closing in the condition of title to the applicable property or the environmental condition of the property and upon all of the Partnership's representations and warranties contained in the applicable Purchase Agreement remaining true and complete in all respects as of Closing.

         Representations and Warranties. In each of the Purchase Agreements, the Partnership makes certain representations and warranties with respect to the Partnership and the applicable property which are customary in a transaction like the Sale. Among other matters, these representations and warranties relate to the following types of matters: (a) actions or proceedings pending in any court or before any governmental agency by any tenant or by any other person affecting the applicable property; (b) alleged violations of any fire, zoning, building, health laws or regulations or of any other alleged violations which affect the applicable property; (c) latent structural defects in the improvements on the applicable property; (d) information with respect to the leases and other contracts relating to the applicable property; (e) certain environmental matters affecting the property; (f) solvency issues related to the Partnership and (f) the authority of the Partnership to sell the applicable property to the Purchasing Affiliate. In the event of a breach of any of the representations, warranties or covenants of the Partnership, which the Purchasing Affiliate discovers prior to Closing, the Purchasing Affiliate shall have the right, as its exclusive remedy, of canceling the applicable Purchase Agreement. In the event of breach of the representations, warranties or covenants, which the Purchasing Affiliate discovers after Closing, the Partnership shall have no responsibility whatsoever, it being stipulated in each of the Purchase Agreements that the Purchasing Affiliate is relying upon its own knowledge and due diligence. As such, all of the Partnership's representations, warranties and covenants are waived and extinguished as of the consummation of Closing.

         Certain Covenants of the Partnership. In each of the Purchase Agreements, the Partnership agreed, with certain exceptions, that it would not enter into any new leases affecting the applicable property or modify or extend any existing leases affecting the applicable property between the date of the applicable Purchase Agreement and the date of the Closing without the prior written consent of the Purchasing Affiliate. In addition, the Partnership agreed, with certain exception, that it would not enter into any new service contracts affecting the applicable property or modify or extend any existing service contracts affecting the applicable property between the date of the applicable Purchase Agreement and the date of the Closing.

         Certain Other Rights. Pursuant to each of the Purchase Agreements, in the event that all or any substantial portion of the property subject to such Purchase Agreement becomes subject to an appropriation proceeding or a bona fide threat thereof by an authority having power of eminent domain, the Purchasing Affiliate may (a) elect to terminate the applicable Purchase Agreement (in which event the Purchasing Affiliate shall be entitled to the return of all non-refundable earnest money) or (b) elect to proceed with the transaction (in which event the Purchasing Affiliate shall be entitled to the proceeds of any award or payment in lieu thereof resulting from such proceedings or threat thereof, subject to the terms and provisions of the leases affecting the applicable property). In addition, in the event of any casualty damage to the applicable property prior to Closing Date, which the Partnership does not repair prior to Closing Date, the Purchasing Affiliate may, at its option, terminate the applicable Purchase Agreement, or proceed with Closing. In the event of termination, all non-refundable earnest money will be returned to the Purchasing Affiliate. In the event of Closing, all insurance proceeds will be assigned to the Purchasing Affiliate. In the event of any such casualty damage, the Partnership will have the right, at its option but only with the Purchasing Affiliate's consent, to extend the Closing Date for up to ninety (90) days in order to repair the casualty damage.

ACCOUNTING TREATMENT OF THE SALE

         The Sale will be accounted for as a sale of the assets of the Partnership.

FEDERAL/STATE REGULATORY REQUIREMENTS RELATING TO THE SALE

         There are no federal or state regulatory requirements that apply to the Sale.

LACK OF DISSENTERS' RIGHTS OF APPRAISAL

         Limited Partners will not be entitled to dissenters' rights under Missouri law or under any other statute or under the terms of the Partnership Agreement in connections with the Sale.

                            OTHER FACTORS TO CONSIDER

         The General Partner has learned that a definitive consent solicitation statement (the "Solicitation") has been filed with the Securities and Exchange Commission in which it is stated that an affiliate of a limited partner of the Partnership (the "Soliciting Affiliate") is seeking the approval of the Limited Partners to remove the General Partner, elect the Soliciting Affiliate as the replacement General Partner, sell the Properties, dissolve the Partnership and make a final distribution to the Limited Partners.

         The General Partner began contemplating the proposed sale of the Cobblestone and Woodhollow properties in early 1998. See "PROPOSAL 2 - Background and Reasons for the Sale." The filing of the Solicitation has not affected the General Partner's decision to sell the properties to the Purchasing Affiliate.

         As of the date of this Proxy Statement, to the knowledge of the Partnership, the Solicitation has not been mailed to the Limited Partners. In the event the Solicitation is mailed to the Limited Partners, or for any other reason, you may revoke your Proxy or Proxies by granting a subsequent Proxy to the General Partner or to a third party.

                          FEDERAL AND STATE INCOME TAX
                            CONSEQUENCES OF THE SALE

GENERAL

         The Sale, if approved, will have certain tax implications to the Limited Partners that must be considered. The following summarizes the material federal income tax consequences arising from the Sale and provides a general overview of certain state income tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, court decisions and published positions of the Internal Revenue Service (the "Service"), each as in effect on the date of this Proxy Statement. There can be no assurance that the Service will agree with the conclusions stated herein or that future legislation or administrative changes or court decisions will not significantly modify the federal or state income tax law regarding the matters described herein, potentially with retroactive effect. This summary is not intended to, and should not, be considered an opinion respecting the federal or state income tax consequences of the Sale. Further, this summary is not intended to provide tax or other legal advice to any Limited Partner.

TAXATION OF PARTNERSHIP AND LIMITED PARTNERS

         The Partnership is not a taxable entity for federal income tax purposes. Accordingly, any gain or loss recognized by the Partnership from the Sale will be passed through to the Partners. Each Partner is required to take into account in computing income tax liability his/her allocable share of the Partnership's items of income, gain, loss, deduction and credit (hereinafter referred to as "income or loss") in accordance with the Partnership Agreement.

         The federal income tax consequences to a Partner of the Sale of the Partnership assets will depend, among other things, upon (i) the income tax rates in effect on the date of the Sale and on the date the proceeds of the Sale are distributed to Partners by the Partnership; (ii) the individual circumstances of each Partner (including each Partner's tax basis in the Partnership interests); and (iii) the timing of the Sale and such distributions. In general, however, upon a Sale of the Partnership assets, gain will be recognized by the Partnership measured by the difference between the Partnership's adjusted basis for the assets and the amount realized on the Sale. The Partnership's adjusted basis in an asset is generally determined by its cost, including the amount of debt incurred to purchase the asset, reduced by depreciation or amortization deduction taken by the Partnership with respect to that asset.

         Each Limited Partner must report his/her allocable share of the gain or loss on the Sale in the year in which the Sale occurs. Actual gain or loss amounts may vary from the estimates set forth below. Each Limited Partner's allocable share of any Section 1245 gain, Section 1231 gain or loss and Partnership net taxable income or loss from operations will be reflected on his/her applicable Schedule K-l (as determined in accordance with the allocation provisions contained in the Partnership Agreement).

         Under Sections 1245 and 1250 of the Code, a portion of the amount allowed as depreciation expense with respect to Section 1231 Property may be "recaptured" as ordinary income upon sale or other disposition rather than as long-term capital gains ("Section 1245 gains" and "Section 1250 gains", respectively).

         If the proposed sale of the properties had occurred on November 30, 1997, each Unit would have recognized a per Unit gain of approximately $296, assuming that the passive loss carryovers generated by the Partnership (which amount to approximately $673 per Unit) had not been applied to other prior gains.

CAPITAL GAINS

         Recent legislation substantially changed the tax treatment for capital gains for non-corporate taxpayers. Generally, for capital assets held more than 12 months, the maximum rate of tax on the net capital gains for individuals is 20%. Ordinary income (such as Section 1245 gain or Section 1250 gain) will be taxed at a maximum rate of up to 39.6%. Under Sections 1245 and 1250 of the Code (which govern recapture of depreciation taken with respect to personal and real property, respectively), a portion of the amount allowed as depreciation expense with respect to the Properties will be "recaptured" upon the Sale (and taxed at different rates) rather than being characterized as capital gain ("Section 1245 Gain" and "Section 1250 Gain," respectively). Under the Act, the "unrecaptured"
Section 1250 gain is defined as the amount of long-term capital gain which would be treated as ordinary income if section 1250 recapture applied to all depreciation (rather than only to depreciation in excess of straight line depreciation) from the sale of property. The amount of "unrecaptured" Section 1250 gain attributable to the disposition of property to which Section 1231 applies shall not exceed the Section 1231 gain for the year. The "unrecaptured"
Section 1250 gain is taxed at a maximum rate of 25 percent. The amount of net capital loss that can be utilized to offset income is limited to the sum of net capital gains from other sources recognized by the Limited Partner during the tax year, plus $3,000 ($1,500 in the case of a married individual filing a separate return). The excess amount of such net long-term capital loss may be carried forward and utilized in subsequent years subject to the same limitations.

PASSIVE LOSS LIMITATIONS

         Limited Partners who are individuals, trusts, estates or personal service corporations are subject to the passive activity loss limitations rules. A Limited Partner's allocable share of Partnership income or loss is treated as derived from a passive activity. A Limited Partner's allocable share of any Partnership gain realized on the Sale will be characterized as passive activity income. Such passive activity income may be offset by passive activity losses from other passive activity investments. Moreover, because the Sale and Liquidation will terminate the Limited Partner's interest in the passive activity, a Limited Partner's allocable share of any Partnership loss realized on the sale of its investments, or loss realized by the Limited Partner upon liquidation of his or her Units, will not be subject to the passive loss limitations.

LIQUIDATION OF THE PARTNERSHIP

         The tax consequences of the Partnership's distributions may differ, depending upon whether the distribution is made in cash or property, and depending upon whether the distribution is made prior to or upon liquidation. Generally, the cash distributions to a Partner will be treated as a tax-free return of capital only to the extent of such Partner's adjusted basis in his/her Units immediately before the distribution.

         A Partner's initial basis in his/her Units equals the purchase price of such Units. A Partner's initial basis in his/her Units is increased by (i) such Partner's proportionate share of the Partnership's recourse debt; (ii) such Partner's allocable share of Partnership's taxable and tax-exempt income; and
(iii) such Partner's proportionate share of increases in the Partnership's non-recourse debt. The Partner's adjusted basis in his/her Units is decreased by
(i) Partnership distributions to such Partner (including such Partner's proportionate share of decreases and non-recourse debt); (ii) such Partner's allocable share of Partnership losses and deductions; and (iii) such Partner's allocable share of non-deductible Partnership expenses which are not properly chargeable to a Capital Account for federal income tax purposes.

         Generally, gain will be recognized upon a liquidating cash distribution only to the extent that the cash distributed (including reductions in a Partner's allocable share of Partnership non-recourse debt) exceeds the Partner's adjusted basis in his/her Units. Once such adjusted basis is reduced to zero, additional cash distributions generally will be treated as capital gain, provided that the Partner's interest in the Partnership is a capital asset. Losses may be recognized by reason of the liquidating cash distribution if only cash is distributed and the Partner's adjusted basis in his/her Units exceeds the amount of such cash.

CERTAIN STATE INCOME TAX CONSIDERATIONS

         While a Partnership is not generally subject to state taxes, its Partners may be subject to state income taxes, if any, on their respective shares of Partnership income and loss in the state or states in which they reside or in which the Partnership does business. Each Partner is urged to consult his/her tax advisor for advice as to the state and local taxes which may be payable by reason of the Sale and the Liquidation of the Partnership.

TAX CONCLUSION

         The discussion set forth above is only a summary of the material federal income tax consequences to the Limited Partners from the Sale and Liquidation and of certain state income tax considerations. It does not address all potential tax consequences that may be applicable to a Limited Partner and may not be applicable to certain categories of Limited Partners, such as non-United States persons, corporations, insurance companies, subchapter S corporations, partnerships, tax-exempt entities or financial institutions. It also does not address the state, local or foreign tax consequences of the transactions. ACCORDINGLY, LIMITED PARTNERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC INCOME TAX CONSEQUENCES OF THE SALE AND LIQUIDATION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                                 FINANCIAL DATA

         This proxy statement is accompanied by the Partnership's Form 10-K for the period ended November 30, 1997 (the "Form 10-K") and the Partnership's Form 10-Q for the quarter ended August 31, 1998 (the "Form 10-Q"). The information in the Form 10-K and the Form 10-Q is hereby incorporated by reference into this Proxy Statement.

SELECTED HISTORICAL FINANCIAL DATA

         The following selected historical financial data for the Partnership for each of the years in the five year period ended November 30, 1997, have been derived from the Partnership's financial statements, which have been audited by Deloitte & Touche LLP as independent accountants. The data for the nine month period ended August 31, 1998, has been derived from unaudited financial statements appearing in the Partnership's Form 10-Q, and which, in the opinion of the General Partner, includes all adjustments, consisting only of normal adjustments, necessary for the fair statement of the results for the unaudited periods. The selected financial data are qualified in their entirety by and should be read in conjunction with the Partnership's financial statements and related notes appearing in the Partnership's Form 10-K and in the Partnership's Form 10-Q.

                                                                                 YEAR ENDED
                                                                                 ----------
                                            NINE MONTHS
                                               ENDED
                                              8/31/98       11/30/97       11/30/96       11/30/95       11/30/94       11/30/93
STATEMENT OF OPERATIONS DATA
     Revenues                              $ 2,521,032    $ 3,412,192    $ 3,512,832    $ 3,395,026    $ 3,270,135    $ 3,620,743
     Expenses                                2,656,084      3,605,940      3,531,565      3,546,861      3,675,307      3,945,599
     Earning (Loss) from                      (135,052)      (193,748)       (18,733)      (151,835)      (405,172)      (324,856)
         Continuing
         Operations
     Earnings (Loss) from                        (9.81)        (14.07)         (1.36)        (11.03)        (29.43)        (23.60)
         Continuing
         Operations per Unit
         -- Limited
     Weighted Average Units                     13,529         13,529         13,529         13,529         13,529         13,529
         Outstanding -
         Limited

BALANCE SHEET DATA
     Total Assets                          $11,452,272    $11,628,080    $11,211,633    $11,322,989    $11,789,994    $12,303,761
     Long Term Obligations                  12,793,761     12,871,393     12,529,484     12,628,720     12,721,302     12,850,500
         (Mtg. Only)
     Distributions per Unit                         -0-            -0-            -0-            -0-            -0-            -0-
     Book Value per Unit                       (134.74)       (124.76)       (110.44)       (109.06)        (97.84)        (67.89)
     Partners' Equity (Deficit)             (1,822,997)    (1,687,945)    (1,494,197)    (1,475,464)    (1,323,629)      (918,457)

                       INTERESTS OF CERTAIN PERSONS IN THE
                             AMENDMENT AND THE SALE

         IN CONSIDERING THE RECOMMENDATION OF THE GENERAL PARTNER WITH RESPECT TO PROPOSAL 1 AND PROPOSAL 2, THE LIMITED PARTNERS SHOULD BE AWARE THAT THE GENERAL PARTNER IS CONTROLLED BY THE PARENT COMPANY OF THE PURCHASING AFFILIATE AND THEREFORE HAS INTERESTS IN PROPOSAL 1 AND PROPOSAL 2 THAT ARE DIFFERENT FROM AND IN ADDITION TO THE INTERESTS OF THE LIMITED PARTNERS GENERALLY IN SUCH PROPOSALS. THE GENERAL PARTNER WAS AWARE OF THESE INTERESTS AND TOOK THESE INTERESTS INTO ACCOUNT IN APPROVING THE AMENDMENT AND THE SALE UPON THE TERMS SET FORTH HEREIN.

         The Purchasing Affiliate is under common control with the General Partner as a result of the fact that CGS owns (i) all of the issued and outstanding capital stock of the Purchasing Affiliate and (ii) all of the issued and outstanding capital stock of S-P Properties, Inc., a California corporation which owns a 75% interest in the General Partner. SN Alliance, Inc., the parent company of Stifel, Nicolaus & Company, Incorporated owns a 12.5% interest in the General Partner and Edward D. Jones & Co., L.P. owns the final 12.5% interest in the General Partner. CGS also indirectly owns the controlling interests in the corporate general partners of the various other Nooney-sponsored public partnerships, namely Nooney Real Property Investors-Two, L.P., Nooney Income Fund Ltd, L.P. and Nooney Income Fund Ltd. II, L.P. CGS is owned 50% by John N. Galardi, Chairman of the Board of CGS, and William J. Carden, President of CGS. Mr. Galardi is the founder to the Galardi Group which controls and manages over 500 fast food restaurants. Mr. Carden founded CGS in 1990 and has been active in commercial real estate for over 25 years. CGS, through its wholly-owned subsidiaries, including the Purchasing Affiliate, manages over 25 million square feet of real estate for third party owners, its own account and several public partnership programs where the CGS or other of its affiliates acts as the general partner. Nooney, Inc., a wholly owned subsidiary of CGS is the managing agent for the Properties.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         No person is known to the Partnership to be the beneficial owner of more than 5% of the outstanding Units of the Partnership. In addition, to the knowledge of the Partnership, none of the General Partners beneficially owns, either directly or indirectly, any of the Units in the Partnership. Patricia A. Nooney, a vice president of the General Partner, owns five Units in the Partnership. To the knowledge of the Partnership, none of the other officers of the General Partner beneficially owns, either directly or indirectly, any of the Units in the Partnership. Moreover, there are no arrangements known to the Partnership, the operation of which may at a subsequent date result in a change in control of the Partnership.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD LOOKING STATEMENTS

         The General Partner has made certain forward-looking statements in this Proxy Statement that are subject to risks and uncertainties. Forward-looking statements include those statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, the General Partner claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                            MARKETS AND MARKET PRICES

         There is no established public trading market on which the Units are traded and no such trading market is expected to develop in the future. The General Partner believes that the Units are traded on a limited and sporadic basis in the secondary market. The Partnership Spectrum, an independent publisher of a secondary market report, reported that sometime during March 1998 or April 1998, 25 Units of the Partnership (representing less than 0.2% of the total outstanding Units) were transferred for a price of $100 per Unit. The General Partner believes that this price represents gross sales prices for the Units. Gross sales prices do not reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amount less than the reported prices. In addition, the information published by The Partnership Spectrum is the product of their market research and does not constitute the comprehensive transaction reporting of a securities exchange. Accordingly, the General Partner does not know whether the foregoing sales price information is accurate or complete.

         There is no public trading market in the shares of the Purchasing Affiliate or CGS and none is expected to develop in the future.

                              INDEPENDENT AUDITORS

         The financial statements of Nooney Real Property Investors--Four, L.P., a Missouri limited partnership, as of November 30, 1997 and 1996 and for each of the three years in the period ended November 30, 1997 incorporated in this Proxy Statement by reference from the Partnership's Annual Report on Form 10-K for the year ended November 30, 1997 have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference.

         Representatives of Deloitte & Touche LLP are expected to be present at the Special Meeting. These representatives will have an opportunity to make statements if they so desire and will be available to respond to appropriate questions.

                           INCORPORATION BY REFERENCE

         The following documents, which have been previously filed by the Partnership with the Securities and Exchange Commission, are hereby incorporated by reference:

         (i)  The Partnership's Annual Report on Form 10-K (filed February 27,
 1998);

         (ii) The Partnership's Quarterly Report on Form 10-Q for the quarter ended August 31, 1998 (filed October 15, 1998); and

         (iii) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report referred to in (i) above.

         Pursuant to the regulations of the Securities and Exchange Commission, the Partnership will provide to each Limited Partner of record on the date hereof, without charge and upon written or oral request of such person, copies all reports (excluding exhibits) filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report in (i) above.

                                    EXHIBIT A
                                    ---------

                        PROPOSED AMENDMENT TO SECTION 5.2


5.2      Restrictions on Authority

         A. Without the prior written consent of one hundred percent (100%) of the Limited Partners, the General Partners shall not have the authority to:

                  (i)      Do any act in contravention of this Agreement.

                  (ii) Do any act which would make it impossible to carry on the ordinary business of the Partnership.

                  (iii)    Confess a judgment against the Partnership.

                  (iv) Possess Partnership property, or assign their rights in specific Partnership property, for other than a Partnership purpose.

                  (v) Admit a Person as a General Partner, except as provided in this Agreement.

                  (vi) Admit a Person as a Limited Partner, except as provided in this Agreement.

         B. Without the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof), the General Partners shall not have the authority:

                  (i) to sell or otherwise dispose of, at one time, all or substantially all of the assets of the Partnership (except for the disposition of the Partnership's final Property), <or>**

                  (ii) to dissolve the Partnership (except pursuant to Section 2.4 hereof), [or]*

                  [(iii)    to sell any of the Partnership's properties to a
General Partner or an Affiliate of a General Partner; provided, however, that in no event (with or without the Consent of the Limited Partners) shall the General Partners have the authority to sell a Partnership's property to a General Partner or an Affiliate of a General Partner at a gross sales price which is less that the fair market value of such property.]*

         For purposes of this Section 5.2B the term "substantially all" shall be deemed to mean either (i) sixty-six and two-thirds percent (66 2/3%) or more in number of the Properties then owned by the Partnership, or (ii) a Property or Properties representing sixty-six and two-thirds percent (66 2/3%) or more of the net book value of all of the Partnership's Properties as of the end of the most recently completed calendar quarter. [In addition, for purposes of this
Section 5.2B the term "fair market value of a property" shall be deemed to mean the fair market value of a property as determined by an independent third party appraiser who is either an M.A.I. member of the American Institute of Real Estate Appraisers or an S.R.A. member of the Society of Real Estate Appraisers (or any successor association or body of comparable standing if neither of such associations is then in existence). Finally, notwithstanding anything to the contrary contained herein, the "gross sales price" shall be deemed to be the sales price of a Property prior to any reduction for the reasonable costs and expenses of the Partnership incurred in connection with any such sale, which costs and expenses may include up to a maximum of $50,000.00 for the reimbursement of the costs and expenses (including for title, survey, escrow, environmental and engineering studies and other reasonable due diligence costs) incurred by the purchaser of such property in connection with any such sale;]*

         C. The Partnership interest of the General Partners may not be assigned, sold or transferred except in accordance with Article Six hereof.

         D. The General Partners shall not cause or permit the Partnership to:

                  (i) Make any loans to the General Partners or their Affiliates.

                  (ii) Acquire or lease any properties from or <sell or>** lease any properties to the General Partners or their Affiliates; provided, however, that the Partnership may purchase property from the General Partners or their Affiliates if (1) the property was acquired by such General Partner or Affiliate for the purpose of facilitating its acquisition by the Partnership, facilitating the borrowing of money or the obtaining of financing for the Partnership or any other purpose related to the business of the Partnership and
(2) the property is purchased by the Partnership for a cash payment no greater than the cost of the property to such General Partner or Affiliate; provided further, however, that any option to purchase a property taken in


 *TEXT IN [ ]'s IS TO BE INSERTED.

**TEXT IN < >'s IS TO BE DELETED.

the name of the General Partners or their Affiliate may be assigned to the Partnership at the price paid by such General Partner or such Affiliate for such option<; provided further, however, that the Partnership may, if the proceeds of the Partnership's sales of Units (as described in Section 4.2 hereof) are insufficient to make (or repay indebtedness incurred to make) required cash payments in connection with the acquisition of any Property or Properties acquired prior to the termination of the offering (as described in Section 4.2 hereof), sell to the General Partners or their Affiliates such Property or Properties, but only on terms which provide for cash payments to the Partnership equal to the Partnership's cash payments made and the assumption of all indebtedness incurred in connection with the acquisition of such Property or Properties>**.

                  (iii)    Acquire any properties in exchange for Units.

                  (vi) Commingle the Partnership's funds with those of any other person (except to the extent that funds are temporarily retained by property managers).

                  (v) Reimburse the General Partners or their Affiliates for expenses incurred except (a) for the Partnership's Organization and Offering Expenses and (b) as provided for in Section 8.5.

                  (vi) Commit less than a Substantial Portion of the Capital Contributions of the Partners toward Investment in Properties. As used herein, a Substantial Portion of the Capital Contributions of the Partners shall equal the greater of 80% of the total Capital Contributions reduced by .1625% for each 1% of indebtedness encumbering Partnership Properties or 67% of the total Capital Contributions. The remaining Capital Contributions may be used to pay Front-End Fees.

                  (vii) Pay total real estate commissions to all persons for the sale of any of the Properties in excess of a Competitive Real Estate Commission, as defined below, or 6% of the contract price for the sale of the property whichever is less, nor pay to the General Partners or their Affiliates more than one-half of such commissions, not to exceed 3%. The General Partners or their Affiliates may be paid a real estate commission for sale of any of the Properties as above limited only if such General Partners or their Affiliates provide a substantial amount of services in the sales effort and only after payment of the amounts specified in Section 8.2B(i) through 8.2B(iii) or Sections 8.4A(iv)(1) through 8.4A(iv)(6) hereof (whichever are then applicable) have been made or provided for. If and to the extent commissions otherwise payable to the General Partners or their Affiliates have been subordinated as set forth above, the amount so subordinated shall be added to the commissions which may be otherwise paid to the General Partners or their Affiliates in connection with subsequent sales of Partnership properties, subject to the limitations set forth above regarding subordination. In no event shall the General Partners or any Affiliate thereof have an exclusive listing in connection with sales of Properties of the Partnership. Competitive Real Estate Commission as used herein means that real estate or brokerage commission paid for the purchase or sale of property which is reasonable, customary and competitive in light of the size, type and location of the property.

                  (viii) Pay to the General Partners or their Affiliates any compensation, price or fee which is not comparable and competitive with the compensation, price or fee of any other person who is rendering comparable services or goods which could be reasonably made available to the Partnership.

                  (ix) Grant to any creditor who makes a non-recourse loan to the Partnership any right to have or to acquire, at any time, as a result of making the loan, any direct or indirect interest in the profits, capital, or property of the Partnership other than as a secured creditor.

                  (x) Enter into any contract to construct a building without such contract being guaranteed at the price contracted by an adequate completion bond or other satisfactory arrangements, or purchase any property on which improvements are under construction unless the completion of such construction is guaranteed at the price contracted by an adequate completion bond or other satisfactory arrangements.

         E. No rebates or "give-ups" may be received by the General Partners or their Affiliates, nor may the General Partners or their Affiliates participate in any reciprocal business arrangements which would have the effect of circumventing any provisions of this Agreement.


 *TEXT IN [ ]'s IS TO BE INSERTED

**TEXT IN < >'s IS TO BE DELETED

                                      PROXY

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.

This Proxy is solicited on behalf of the Partnership

                  The undersigned does hereby appoints Gregory J. Nooney, Jr. and Patricia A. Nooney the true and lawful attorneys-in fact and Proxies of the undersigned with full power of substitution, to vote all Units of Limited Partnership of the undersigned in Nooney Real Property Investors--Four, L.P. at the Special Meeting of Limited Partners to be held on January 21, 1999, commencing at 9:00 A.M., at 500 North Broadway, St. Louis, Missouri, and at any continuance(s) or adjournment(s) thereof, upon all subjects that may properly come before the Meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this Proxy.

                            -----------------------------------------
                                                Date

                            -----------------------------------------
                                              Signature

                            -----------------------------------------
                                      Signature, if held jointly


             THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE FOLLOWING

1.       THE AMENDMENT TO SECTION 5.2 OF THE PARTNERSHIP AGREEMENT.

          FOR THE AMENDMENT         WITHHOLD AUTHORITY TO VOTE FOR THE AMENDMENT
               [  ]                                   [  ]

2. THE SALE OF THE WOODHOLLOW AND COBBLESTONE PROPERTIES TO AN AFFILIATE OF THE GENERAL PARTNER, Which sale, if consummated, will Constitute a sale of Substantially All of the Assets of the Partnership and will result in the dissolution of the partnership.

      FOR THE SALE                       WITHHOLD AUTHORITY TO VOTE FOR THE SALE
         [  ]                                            [  ]


THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2.